                                                                      EXHIBIT 1


MARGIN ACCOUNT APPLICATION AND AGREEMENT

Title of account                               Account Number
                 -----------------------------                ----------------

NO MARGIN ACCOUNT WILL BE ESTABLISHED FOR THE CUSTOMER UNLESS AND UNTIL THE ACCOUNT IS APPROVED FOR MARGIN TRANSACTIONS BY J.P. MORGAN SECURITIES INC.

To: J.P. Morgan Securities Inc.

Gentlemen:

This agreement sets forth our respective rights and obligations in connection with the acceptance by J.P. Morgan Securities Inc. ("JPMS") of a margin account or accounts for the undersigned ("Customer"). JPMS and Customer hereby agree to the following with respect to any of Customer's accounts with JPMS for the purchase and sale of securities:

1. All transactions under this agreement shall be in accordance with the rules and customs of the exchange or market, and its clearing house, if any, where the transactions are executed and in conformity with applicable law and regulations of governmental authorities and future amendments or supplements thereto.

2. Customer agrees that all securities and other property which JPMS or any of JPMS' affiliates may hold for Customer (either individually or jointly with others), and the proceeds thereof, shall be subject to a general lien and security interest for the discharge of all Customer's obligations to JPMS or any of JPMS' affiliates. JPMS may in JPMS' discretion and without notice to Customer, apply or transfer any of Customer's securities and other property interchangeably between any of Customer's accounts.

3. Customer agrees to maintain margins for Customer's account as JPMS may require from time to time. Customer agrees to pay interest charges which are imposed, in accordance with JPMS' usual custom with respect to Customer's account and to pay on demand any debit balance owing with respect to Customer's account. Customer acknowledges receipt of the enclosed document entitled "Interest Charges to Customers."

4. Customer agrees to designate all sell orders for securities as either "long" or "short". The designation of a sale of a security as "long" constitutes a certification that the securities to be sold are owned by Customer and, if such securities are not in JPMS' possession, the placing of such order shall constitute a warranty by Customer that Customer shall deliver such securities to JPMS on or before settlement date.

5. In the event of a default of any obligation to JPMS or any of JPMS' affiliates, or if for any reason JPMS may deem it advisable for the protection of JPMS or any of its affiliates, JPMS may, without notice or demand to Customer, and at such time and place as JPMS may reasonably determine, sell any securities or other property which JPMS or any of JPMS' affiliates may hold for Customer (either individually or jointly with others) and apply the proceeds to the discharge of the obligation, or buy in or borrow any securities or other property sold for Customer's account buy undelivered by Customer, and cancel any outstanding orders and take such other action as JPMS deems appropriate. Customer shall remain liable for any deficiency and shall

                               Page 8 of 16 Pages
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promptly reimburse JPMS for any loss or expense incurred thereby, including losses sustained by reason of JPMS' inability to borrow any securities or other property sold for Customer's account.

6. Customer agrees that securities and other property in Customer's account may be used as collateral for JPMS' general loans and may be pledged, repledged, hypothecated or rehypothecated separately or in common with other securities and any other property for the sum due to JPMS thereon or for a greater sum and without retaining in JPMS' possession and control for delivery a like amount of similar securities or other property. Customer understands that when JPMS holds on Customer's behalf bonds or preferred stocks which are callable in part by the issuer, such securities will be subject to JPMS' impartial lottery allocation system in which the probability of Customer's securities being selected as called is proportional to the holdings of all customers of such securities held in bulk by JPMS or for JPMS; and that JPMS will withdraw such securities from any depository prior to the first date on which such securities may be called unless such depository has adopted an impartial lottery system which is applicable to all participants. Customer may withdraw uncalled securities prior to a partial call subject to compliance with applicable margin requirements and the terms of this agreement and any other agreements between JPMS and Customer. JPMS is authorized to withdraw securities sold or otherwise disposed of, and to credit Customer's account with the proceeds thereof or to make such other disposition thereof as Customer may direct or as provided for in the agreement. JPMS is further authorized to collect all income and other payments which may become due on Customer's securities, to surrender for payment maturing obligations and those called for redemption and to exchange certificates in temporary form for like certificates in definitive form, or if the par value of any shares is changed, to effect the exchange for new certificates. It is understood and agreed by Customer that although JPMS will use reasonable efforts to effect the authorization set forth in the preceding sentence, JPMS will incur no liability for JPMS' failure to effect the same.

7. Reports of the execution of orders and statements of Customer's account shall be conclusive if not objected to in writing, the former within two days, and the latter within ten days, after forwarding by JPMS to Customer by mail or otherwise.

8. This agreement and its enforcement shall be governed by the laws of the State of New York and its provisions shall cover individually and collectively all accounts which Customer may maintain with JPMS. This agreement is binding upon and inures to the benefit of JPMS, Customer, and our respective legal representatives, successors and assigns. No waiver of any provision of this agreement shall be deemed a waiver of any other provision, nor a continuing waiver of the provision or provisions so waived. All waivers must be in writing.

9.   Arbitration:

     (i)    Arbitration is final and binding on the parties

     (ii) The parties are waiving their right to seek remedies in court, including the right to jury trial.

     (iii) Pre-arbitration discovery is generally more limited than and different from court proceedings.

     (iv) The arbitrators' award is not required to include factual findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

                               Page 9 of 16 Pages
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     (v)    The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Customer agrees, and by carrying an account for customer JPMS agrees that all controversies which may arise between us concerning any transaction or the construction, performance, or breach of this or any other agreement between us pertaining to securities and other property, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. Any arbitration under this agreement shall be conducted pursuant to the Federal Arbitration Act and the laws of the State of New York, before the American Arbitration Association, or before the New York Stock Exchange, Inc. or an arbitration facility provided by any other exchange of which JPMS is a member, or the national Association of Securities Dealers, Inc. or the Municipal Securities Rulemaking Board and in accordance with the rules obtaining of the selected organization. Customer may elect in the first instance whether arbitration shall be by the American Arbitration Association, or by an exchange or self-regulatory organization of which JPMS is a member, but if customer fails to make such election, by registered letter or telegram addressed to JPMS at the address shown above, before the expiration of ten days after receipt of a written request from JPMS to make such election, then JPMS may make such election. The award of the arbitrators, or of the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

10. Customer, if an individual, represents that he or she is of legal age, and is not an employee of any corporation, firm or individual engaged in the business of dealing, either as a broker or as principal, in securities, options, commodity futures, bills of exchange, acceptances or other forms of commercial paper. Customer further represents that neither Customer nor any member of his or her immediate family is associated with a firm that is a member of the NASD, and that Customer is not an employee of an exchange or of any corporation of which any exchange owns a majority of the capital stock or of the NASD. Customer further represents that no one except Customer has an interest in the account or accounts of Customer with JPMS.

11. Communications may be sent to Customer at the address of Customer given below, or at such other address as Customer may hereafter give to JPMS in writing, and all communication so sent, whether by mail, telegraph, messenger or otherwise, shall be deemed given to Customer personally, whether actually received or not.

12. Customer understands that JPMS may be required to disclose to securities issuers the name, address and securities positions with respect to securities held in the subject account in JPMS' name or JPMS' nominee's name unless JPMS is notified that Customer objects. Customer hereby notifies JPMS that Customer wishes such disclosure to be made.

Customer should strike out and initial the immediately preceding sentence if Customer does not consent to such disclosure.

Customer acknowledges that

     (i) the securities in Customer's margin account may be loaned to JPMS or to others, and

     (ii)   Customer has received a copy of this agreement.

This agreement contains a predispute arbitration clause in paragraph 9 on page 2.

                              Page 10 of 16 Pages
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Signature                                Additional signature(if necessary)


------------------------------------     ------------------------------------


Print name                               Print name


------------------------------------     ------------------------------------


Date                                     Date


------------------------------------     ------------------------------------


For. J.P. Morgan Securities Inc. use only

Registered Representative
Receiving Account                        Principal approval by


------------------------------------     ------------------------------------


Date                                     Date


------------------------------------     ------------------------------------




SPN:
     -------------------------------



                              Page 11 of 16 Pages
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Interest Charges to Customers

Until further notice and except as set forth below, the annual rate of interest which is charged customers on credit extended to or maintained for them by J.P. Morgan Securities Inc. ("JPMSI") will be dependent upon the amount of the debit balance and will be based on the prime broker's loan rate plus a percentage as shown below:

Debit balance                 Percentage premium over
                              Prime broker's loan rate
---------------------------------------------------------
Under $75,000                           1 1/4%
$75,001 - $1 million                      3/4%
Above $1 million                          1/2%
---------------------------------------------------------

The "prime brokers' loan rate" will be computed on a daily basis and determined by JPMSI for this purpose, in its sole discretion, in accordance with prevailing money market conditions. In making such determination, JPMSI will consider, among other things, the rates quoted for brokers' loans by one or more New York banks which are members of the New York Clearing House Association. Credit "extended to or maintained" for a customer is any net debit balance resulting from aggregating the balances in all margin accounts of the customer and any free credit balances in the cash accounts of the customer. Credit balances in short accounts are not included in such computation. Since the foregoing charges are dependent upon the prime brokers' loan rate, they will change automatically without prior notice to customers in accordance with changes in the prime brokers' loan rate.

Interest on the basis of the charges described above is computed daily using a 360 day base year. At the close of each month in which interest is charged to a customer, the charges will appear on the monthly statement which JPMSI will mail to the customer. Information with respect to the balances from which the interest charge is derived will be maintained by JPMSI and will be made available to the customer upon request.

JPMSI may, but does not necessarily, credit interest on prepayments in cash accounts (i.e., the payment or crediting to customers of the proceeds of sale prior to settlement date or prior to the receipt by JPMSI of the item sold in good deliverable form) at the rate charged on net debit balances in general margin accounts. Similarly, JPMSI may, but does not necessarily, charge interest on late payments by customers for securities purchased in cash accounts at the rate charged on net debit balances in general margin accounts.

Short positions will be "marked to the market" daily. If the aggregate value of all the securities sold short by the customer appreciates, an amount equal to such appreciation will be transferred from the customer's general margin account to his short account resulting in a debit entry in the general margin account. If the aggregate value of all securities sold short depreciates, an amount equal to such decline in value will be transferred from the customer's short account to his general margin account resulting in a credit entry in the general margin account. The closing price from the previous business day is used to determine any appreciation or depreciation in the market value of any security sold short.

You have agreed in your Margin Account Application and Agreement to maintain at all times margins for your accounts as required by JPMSI from time to time. JPMSI's general policy is to require the deposit of cash or collateral on initial transactions as prescribed under Regulation T of the Board of Governors of the Federal Reserve System. JPMSI will also require the deposit of cash or additional eligible collateral at such times as may be necessary to prevent the equity in your accounts from dropping below 35%. The initial and minimum equity requirement for corporate debt securities which are determined by JPMSI to be margin eligible will be 30% of the current market value thereof. For direct U.S. Government obligations and agencies, the initial margin requirement will be 10% of the principal amount

                              Page 12 of 16 Pages
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on maturities of one year or greater, and 5% of the principal amount on maturities of less than one year. Should your equity fall below 5% of the principal amount on maturities of one year or greater, you will be required to restore the equity on such positions to 5% of the principal amount. JPMSI may in any individual case make exceptions to its general policy by requiring more or less cash or collateral at such time as under the circumstances appear necessary or appropriate to JPMSI. JPMSI's determination of the eligibility of collateral and the valuation thereof shall be conclusive.















                              Page 13 of 16 Pages